Exhibit 10.5

NQ

Grant Date:

CYBEX INTERNATIONAL, INC.

NON-ASSIGNABLE NON-QUALIFIED STOCK OPTION

Issued Pursuant to the 1995 Omnibus Incentive Plan

As Amended

Cybex International, Inc., Inc. (the “Company”) hereby grants to you,                     , as a matter of separate inducement and not in lieu of any salary, fees or other compensation for your services, an option (the “Option”) not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to purchase, in accordance with the terms and conditions set forth in the Company’s 1995 Omnibus Incentive Plan, as amended (the “Plan”), an aggregate of              shares of Common Stock of the Company at a price of $             per share, subject to the limitations set forth herein and in the Plan.

Subject to the provisions and limitations of the Plan and this Agreement, this Option may be exercisable by you, in whole or in part, [following are optional provisions] [from and after the          anniversary of the date of grant of this Option] [in          equal annual installments, with the first such installment exercisable on the first anniversary of the date of grant of this Option] [immediately].

The right to purchase Shares under the Option shall be cumulative, so that if the full number of Shares purchasable in a period shall not be purchased, the balance may be purchased at any time or from time to time thereafter, but not after              (the expiration of ten (10) years from the date of grant of this Option).

The unexercised portion of the Option granted herein will automatically and without notice terminate and become null and void upon the expiration of ten (10) years from the date of grant of this Option. If, however, the services which you provide to the Company and any parent or subsidiary corporation thereof terminates before the expiration of ten (10) years from the date hereof, this Option will terminate on the applicable date as described below; provided, however, that none of the events described below shall extend the period of exercisability of this Option beyond ten (10) years from the date hereof:

a. the expiration of three (3) months from the date of termination of your services due to any cause other than death or disability, except that this Option will be exercisable during such three-month period only to the extent that it would have been exercisable immediately prior to the termination of your services;

b. the expiration of one (1) year from the date of your death if your death occurs at a time during which your services for the Company or any parent or subsidiary corporation thereof continues, except that this Option will be exercisable during such one-year period only to the extent that it would have been exercisable on the date of your death;

c. the expiration of one (1) year from the date of the termination of your services by reason of your disability (within the meaning of Section 22(e)(3) of the Code), except that this Option will be exercisable during such one-year period only to the extent that it would have been exercisable immediately prior to the termination of your services.

This Option is not transferable by you otherwise than by will or the laws of descent and distribution, and is exercisable, during your lifetime, only by you. This Option may not be assigned, transferred (except by will or the laws of descent and distribution), pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar proceeding.

Any exercise of this Option shall be in writing, substantially in the form attached hereto, addressed to the Secretary of the Company at its principal business office, specifying the number of shares to be purchased. Payment of the purchase price shall be by a check to the order of the Company in the amount of the purchase price of the shares covered by the exercise. The Committee may also prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the provisions of the Plan.

If the Company, in its sole discretion, shall determine that it is necessary, or appropriate, to comply with applicable securities laws, the certificate or certificates representing the shares of Common Stock purchased pursuant to the exercise of this Option shall bear an appropriate legend in form and substance, as determined by the Company, giving notice of applicable restrictions on transfer under or in respect of such laws.

You hereby covenant to and agree with the Company as follows:

1. If, at the time of exercise of this Option, there does not exist a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Act”), which Registration Statement shall have become effective and shall include a prospectus which is current with respect to the shares being purchased, you will represent and warrant to the Company (i) that you are purchasing the shares for your own account and not with a view to the resale or distribution thereof and (ii) that any subsequent offer for sale or sale of any such shares (to the extent otherwise permitted) shall be made either pursuant to (x) a Registration Statement on an appropriate form under the Act, which Registration Statement shall have become effective and shall be current with respect to the shares being offered and sold, or (y) a specific exemption from the registration requirements of the Act, but in claiming such exemption, you shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Company as to the applicability of such exemption.

2. You agree to reimburse the Company for any taxes required by any government to be withheld or otherwise deducted and paid by the Company in respect of the issuance of Shares of Common Stock subject to this Option. In lieu thereof, the Company shall have the right to withhold the amount of such taxes from any other sums due or to become due to you. The Company may hold stock certificates to which you are entitled as security for the foregoing obligations. You may also elect to satisfy, in whole or in part, your related personal tax liabilities by (a) directing the Company to withhold from shares issuable in the related exercise either a specified number of shares or shares having a specified value (in each case not in excess of the related personal tax liabilities), (b) tendering other shares of the Company’s common stock owned by you or (c) combining any or all of the foregoing options in any fashion. The Committee may disapprove any such election, suspend or terminate the right to make such elections, provide that the right to make such election shall not apply to particular shares or exercises or impose additional conditions or restrictions on the right to make such an election as it shall deem appropriate. The withheld shares and other shares tendered in payment shall be valued in the manner specified by the Committee.

THIS AGREEMENT IS SUBJECT TO ALL THE TERMS, CONDITIONS, LIMITATIONS AND RESTRICTIONS CONTAINED IN THE PLAN, WHICH SHALL BE CONTROLLING IN THE EVENT OF ANY CONFLICTING OR INCONSISTENT PROVISIONS.

Please indicate your acceptance of all the terms and conditions of this Option and the Plan by signing and returning a copy of this letter.

By:
John Aglialoro
Chairman & CEO

ACCEPTED:

Employee